Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

September 18, 2019

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Kelsey Roemhildt:  763-764-6364

GENERAL MILLS REPORTS FISCAL 2020 FIRST-QUARTER RESULTS

•	Operating profit increased 10 percent; constant-currency adjusted operating profit¹ increased 7 percent
•	Diluted earnings per share (EPS) totaled $0.85, up 31 percent from the prior year; adjusted diluted EPS of $0.79 increased 13 percent in constant currency
•	Net sales decreased 2 percent to $4.0 billion; organic net sales were down 1 percent
•	Company reaffirmed its full-year fiscal 2020 outlook

¹ Please see Note 6 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – September 18, 2019 – General Mills (NYSE: GIS) today reported results for the first quarter ended August 25, 2019.

“We are making clear progress in becoming a nimbler, more consumer-connected General Mills,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “Our first-quarter net sales performance included encouraging improvement in North America Retail and strong growth in Pet, driven by good innovation and effective brand-building investment.  We got off to a slower start in our other segments, and we’re taking actions to drive topline improvement for those segments and the company starting in the second quarter.

“On the bottom line, we delivered profit and earnings growth ahead of our expectations while continuing to invest in our brands and capabilities.  We remain on track to deliver our fiscal 2020 goals, including accelerating our organic sales growth, maintaining our strong margins, and reducing our leverage.”

General Mills is pursuing its Consumer First strategy and executing against its global growth framework:  1) competing effectively through strong innovation, effective consumer marketing, and excellent in-store execution; 2) accelerating growth on its four differential growth platforms including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 3) reshaping its portfolio through growth-enhancing acquisitions and divestitures, including the acquisition of Blue Buffalo, the leading brand in the fast-growing wholesome natural pet food category in the U.S.  The company expects consistent topline growth generated by this growth framework, combined with margin expansion, disciplined cash conversion, and cash returns, will generate top-tier returns for General Mills shareholders over the long term.

First Quarter Results Summary

•

Net sales declined 2 percent to $4.0 billion.  Organic net sales were down 1 percent, reflecting lower organic volume, partially offset by positive organic net price realization and mix across all operating segments.

•

Gross margin increased 190 basis points to 34.7 percent of net sales.  Adjusted gross margin of 35.2 percent was 160 basis points above the prior year result that included a one-time purchase accounting inventory adjustment related to the Blue Buffalo acquisition.

•

Operating profit totaled $662 million, up 10 percent from last year.  Operating profit margin of 16.5 percent increased 180 basis points.  Constant-currency adjusted operating profit increased 7 percent, driven by the purchase accounting impact in the prior year.  Adjusted operating profit margin increased 130 basis points to 17.0 percent.

•

Net earnings attributable to General Mills totaled $521 million, up 33 percent from a year ago, primarily reflecting higher operating profit, a lower effective tax rate, and lower net interest expense.

•

Diluted EPS of $0.85 increased 31 percent from the prior year.  Adjusted diluted EPS totaled $0.79 in the first quarter, up 13 percent from the prior year in constant currency, driven primarily by higher adjusted operating profit, lower net interest expense, a lower adjusted effective tax rate, and higher non-service benefit plan income, partially offset by higher average diluted shares outstanding.

Operating Segment Results

Note:  Tables may not foot due to rounding.

Components of Fiscal 2020 Reported Net Sales Growth
First Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(1) pt	1 pt	--	Flat
Pet	1 pt	7 pts	--	7%
Convenience Stores & Foodservice	(6) pts	2 pts	--	(4)%
Europe & Australia	(7) pts	2 pts	(4) pts	(9)%
Asia & Latin America	(11) pts	3 pts	(2) pts	(10)%
Total	(4) pts	3 pts	(1) pt	(2)%

Components of Fiscal 2020 Organic Net Sales Growth
First Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(1) pt	1 pt	Flat	--	--	Flat
Pet	1 pt	7 pts	7%	--	--	7%
Convenience Stores & Foodservice	(6) pts	2 pts	(4)%	--	--	(4)%
Europe & Australia	(7) pts	2 pts	(5)%	(4) pts	--	(9)%
Asia & Latin America	(5) pts	1 pt	(3)%	(2) pts	(5) pts	(10)%
Total	(4) pts	3 pts	(1)%	(1) pt	--	(2)%

Fiscal 2020 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	2%	2%
Pet	NM	NM
Convenience Stores & Foodservice	(6)%	(6)%
Europe & Australia	(20)%	(15)%
Asia & Latin America	(17)%	(11)%
Total	9%	9%

North America Retail Segment

First-quarter net sales for General Mills’ North America Retail segment totaled $2.38 billion, essentially matching year-ago levels, with benefits from net price realization and mix offset by lower contributions from volume.  The segment maintained momentum in the U.S. Cereal operating unit, where net sales were up 1 percent, while improving trends in U.S. Yogurt and U.S. Snacks, where net sales were flat and down 1 percent, respectively.  Net sales in the U.S. Meals & Baking unit declined 1 percent, and constant-currency net sales in Canada were also down 1 percent.  First-quarter retail sales were flat in U.S. Nielsen-measured outlets.  Segment operating profit of $560 million increased 2 percent, driven by HMM cost savings and benefits from positive net price realization and mix, partially offset by input cost inflation and higher brand-building investments.

Pet Segment

First-quarter net sales for the Pet segment increased 7 percent to $368 million, driven by positive contributions from volume growth and positive net price realization and mix, partially offset by the comparison to an extra week of results in last year’s first quarter related to acquisition timing.  Excluding the timing difference, net sales increased in the mid teens.  Pet parent takeaway accelerated in the quarter, with all-channel retail sales up low double digits.  Segment operating profit totaled $81 million compared to $14 million in the prior year, driven primarily by a $53 million one-time purchase accounting inventory adjustment in the year-ago period as well as higher net sales.

Convenience Stores & Foodservice Segment

First-quarter net sales for the Convenience Stores & Foodservice segment declined 4 percent to $445 million, driven by lower bakery flour volume and unfavorable index pricing, partially offset by low single-digit growth for the Focus 6 platforms including strong performance on cereal and frozen baked goods.  Segment operating profit of $91 million was 6 percent below the year-ago result that grew 14 percent.

Europe & Australia Segment

First-quarter net sales for the Europe & Australia segment declined 9 percent to $454 million, driven by lower volume and unfavorable foreign currency exchange, partially offset by benefits from net price realization and mix.  Organic net sales were down 5 percent, driven largely by a continued challenging retail environment in France for yogurt and ice cream, as well as differences in merchandising phasing.  Segment operating profit totaled $28 million compared to $34 million a year ago.  On a constant-currency basis, segment operating profit was down 15 percent, driven primarily by a timing difference in brand-building investment and lower volume, partially offset by benefits from net price realization and mix.

Asia & Latin America Segment

First-quarter net sales for the Asia & Latin America segment declined 10 percent to $360 million, driven by a 5-point headwind from divestitures executed in fiscal 2019, lower volume, and unfavorable foreign currency exchange, partially offset by benefits from net price realization and mix.  Organic net sales were down 3 percent, driven by retailer inventory reductions in Brazil, distribution network changes in India, and lower volumes in China.  First-quarter net sales results also compared against the strongest quarter of growth last year, when organic net sales were up 8 percent.  Segment operating profit totaled $10 million compared to $12 million a year ago.

Joint Venture Summary

Combined after-tax earnings from joint ventures totaled $22 million compared to $18 million a year ago, driven primarily by our $5 million after-tax share of a restructuring charge at CPW in the year-ago period.  First-quarter net sales increased 2 percent in constant currency for Cereal Partners Worldwide (CPW), driven by growth in the UK & Australia, Latin America, and Asia, Middle East, and Africa regions, partially offset by declines in the continental Europe region.  Constant-currency net sales for Häagen-Dazs Japan (HDJ) increased 6 percent, driven largely by growth in core mini-cups.

Other Income Statement Items

Unallocated corporate items totaled $99 million net expense in the first quarter of fiscal 2020, compared to $106 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $88 million net expense this year compared to $65 million net expense last year.

Restructuring, impairment, and other exit costs totaled $8 million in the quarter compared to a $1 million net recovery a year ago.  An additional $6 million of restructuring and project-related charges were recorded in cost of sales this year compared to $1 million a year ago.

Net interest expense totaled $119 million in the first quarter compared to $134 million a year ago, driven by lower average debt balances and rates.  The effective tax rate in the quarter was 11.7 percent compared to 22.6 percent last year (please see Note 5 below for more information on our effective tax rate).  The adjusted effective tax rate was 20.9 percent compared to 22.7 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $572 million in the first quarter of fiscal 2020, down 6 percent from the prior year, primarily driven by changes in inventory and deferred income taxes, partially offset by higher net earnings.  Capital investments totaled $70 million compared to $113 million a year ago.  Dividends paid totaled $298 million.  Average diluted shares outstanding for the first quarter increased 1 percent to 612 million.

Fiscal 2020 Outlook

General Mills reaffirmed its key full-year fiscal 2020 targets:

•

Organic net sales are expected to increase 1 to 2 percent.  The combination of currency translation, the impact of divestitures executed in fiscal 2019, and contributions from the 53rd week in fiscal 2020 are now expected to increase reported net sales by approximately 1 percentage point.

•	Constant-currency adjusted operating profit is expected to increase 2 to 4 percent from the base of $2.86 billion reported in fiscal 2019.
•	Constant-currency adjusted diluted EPS are expected to increase 3 to 5 percent from the base of $3.22 earned in fiscal 2019.
•	The company expects free cash flow conversion of at least 95 percent of adjusted after-tax earnings.
•	Currency translation is expected to have an immaterial impact on fiscal 2020 adjusted operating profit and adjusted diluted EPS.

General Mills will hold a briefing for investors today, September 18, 2019, beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time).  You can access the webcast at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2020 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 25,	Aug. 26,
	2019	2018	% Change
Net sales	$4,002.5	$4,094.0	(2.2)%
Cost of sales	2,613.0	2,751.2	(5.0)%
Selling, general, and administrative expenses	718.9	742.7	(3.2)%
Restructuring, impairment, and other exit costs (recoveries)	8.2	(1.4)	NM
Operating profit	662.4	601.5	10.1%
Benefit plan non-service income	(30.2)	(20.9)	44.5%
Interest, net	118.7	133.5	(11.1)%
Earnings before income taxes and after-tax earnings from joint ventures	573.9	488.9	17.4%
Income taxes	67.2	110.7	(39.3)%
After-tax earnings from joint ventures	21.8	17.7	23.2%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	528.5	395.9	33.5%
Net earnings attributable to redeemable and noncontrolling interests	7.9	3.6	119.4%
Net earnings attributable to General Mills	$520.6	$392.3	32.7%
Earnings per share - basic	$0.86	$0.66	30.3%
Earnings per share - diluted	$0.85	$0.65	30.8%
Dividends per share	$0.49	$0.49	-%

	Quarter Ended
	Aug. 25,	Aug. 26,	Basis Pt
Comparisons as a % of net sales:	2019	2018	Change
Gross margin	34.7%	32.8%	190
Selling, general, and administrative expenses	18.0%	18.1%	(10)
Operating profit	16.5%	14.7%	180
Net earnings attributable to General Mills	13.0%	9.6%	340

	Quarter Ended
Comparisons as a % of net sales excluding	Aug. 25,	Aug. 26,	Basis Pt
certain items affecting comparability (a):	2019	2018	Change
Adjusted gross margin	35.2%	33.6%	160
Adjusted operating profit	17.0%	15.7%	130
Adjusted net earnings attributable to General Mills	12.1%	10.4%	170
(a) See Note 6 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	Aug. 25, 2019	Aug. 26, 2018	% Change
Net sales:
North America Retail	$2,376.1	$2,387.8	(0.5)%
Europe & Australia	454.1	500.7	(9.3)%
Convenience Stores & Foodservice	445.0	463.2	(3.9)%
Pet	367.8	343.3	7.1%
Asia & Latin America	359.5	399.0	(9.9)%
Total	$4,002.5	$4,094.0	(2.2)%

Operating profit:
North America Retail	$559.9	$548.1	2.2%
Europe & Australia	27.6	34.5	(20.0)%
Convenience Stores & Foodservice	91.1	97.1	(6.2)%
Pet	80.9	14.5	NM
Asia & Latin America	10.1	12.2	(17.2)%
Total segment operating profit	769.6	706.4	8.9%
Unallocated corporate items	99.0	106.3	(6.9)%
Restructuring and other exit costs (recoveries)	8.2	(1.4)	NM
Total	$662.4	$601.5	10.1%

	Quarter Ended
	Aug. 25, 2019	Aug. 26, 2018	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	23.6%	23.0%	60
Europe & Australia	6.1%	6.9%	(80)
Convenience Stores & Foodservice	20.5%	21.0%	(50)
Pet	22.0%	4.2%	NM
Asia & Latin America	2.8%	3.1%	(30)
Total segment operating profit	19.2%	17.2%	200

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Aug. 25, 2019	Aug. 26, 2018	May 26, 2019
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$504.8	$432.9	$450.0
Receivables	1,710.5	1,709.1	1,679.7
Inventories	1,700.1	1,685.5	1,559.3
Prepaid expenses and other current assets	346.0	358.0	497.5

Total current assets	4,261.4	4,185.5	4,186.5

Land, buildings, and equipment	3,668.3	3,955.1	3,787.2
Goodwill	13,983.6	14,030.4	13,995.8
Other intangible assets	7,151.4	7,420.8	7,166.8
Other assets	1,248.5	963.0	974.9

Total assets	$30,313.2	$30,554.8	$30,111.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,786.7	$2,723.8	$2,854.1
Current portion of long-term debt	1,391.8	1,599.2	1,396.5
Notes payable	1,296.1	1,349.4	1,468.7
Other current liabilities	1,428.8	1,515.4	1,367.8

Total current liabilities	6,903.4	7,187.8	7,087.1

Long-term debt	11,619.8	12,665.1	11,624.8
Deferred income taxes	1,991.7	2,028.7	2,031.0
Other liabilities	1,554.9	1,325.8	1,448.9

Total liabilities	22,069.8	23,207.4	22,191.8

Redeemable interest	547.8	771.6	551.7

Stockholders' equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,370.9	1,160.9	1,386.7
Retained earnings	15,218.8	14,523.8	14,996.7
Common stock in treasury, at cost, shares of 150.5, 158.5 and 152.7	(6,681.8)	(7,035.9)	(6,779.0)
Accumulated other comprehensive loss	(2,600.6)	(2,499.2)	(2,625.4)

Total stockholders' equity	7,382.8	6,225.1	7,054.5

Noncontrolling interests	312.8	350.7	313.2

Total equity	7,695.6	6,575.8	7,367.7

Total liabilities and equity	$30,313.2	$30,554.8	$30,111.2

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)
	Quarter Ended
	Aug. 25, 2019	Aug. 26, 2018
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable
and noncontrolling interests	$528.5	$395.9
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	154.1	155.2
After-tax earnings from joint ventures	(21.8)	(17.7)
Distributions of earnings from joint ventures	20.7	29.2
Stock-based compensation	28.8	26.1
Deferred income taxes	(37.2)	28.9
Pension and other postretirement benefit plan contributions	(6.9)	(7.4)
Pension and other postretirement benefit plan costs	(7.8)	1.5
Restructuring, impairment, and other exit costs	4.9	(18.9)
Changes in current assets and liabilities	(84.6)	14.8
Other, net	(6.6)	(0.2)

Net cash provided by operating activities	572.1	607.4

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(69.8)	(112.7)
Investments in affiliates, net	(12.5)	0.1
Proceeds from disposal of land, buildings, and equipment	0.3	0.1
Other, net	(1.7)	(27.1)

Net cash used by investing activities	(83.7)	(139.6)

Cash Flows - Financing Activities
Change in notes payable	(170.0)	(189.8)
Payment of long-term debt	(0.1)	(0.2)
Proceeds from common stock issued on exercised options	55.8	73.4
Purchases of common stock for treasury	-	(0.2)
Dividends paid	(298.5)	(294.2)
Distributions to noncontrolling and redeemable interest holders	(2.5)	(2.4)
Other, net	(13.3)	(9.6)

Net cash used by financing activities	(428.6)	(423.0)

Effect of exchange rate changes on cash and cash equivalents	(5.0)	(10.9)
Increase in cash and cash equivalents	54.8	33.9
Cash and cash equivalents - beginning of year	450.0	399.0

Cash and cash equivalents - end of period	$504.8	$432.9

Cash Flow from changes in current assets and liabilities:
Receivables	$(37.4)	$(48.7)
Inventories	(145.3)	(58.2)
Prepaid expenses and other current assets	148.0	35.4
Accounts payable	(35.8)	17.7
Other current liabilities	(14.1)	68.6

Changes in current assets and liabilities	$(84.6)	$14.8
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2020, we adopted new accounting requirements for hedge accounting. The new standard amends the hedge accounting recognition and presentation requirements to better align an entity’s risk management activities and financial reporting. The new standard also simplifies the application of hedge accounting guidance. The adoption did not have a material impact on our results of operations or financial position.

In the first quarter of fiscal 2020, we adopted new requirements for the accounting, presentation and classification of leases. This results in certain leases being capitalized as a right of use asset with a related liability on our Consolidated Balance Sheets. We have performed a comprehensive review of our lease portfolio, implemented lease accounting software, and developed a centralized business process with corresponding controls. We adopted this guidance utilizing the cumulative effect adjustment approach, which required application of the guidance at the adoption date and elected certain practical expedients permitted under the transition guidance, including not reassessing whether existing contracts contain leases and carrying forward the historical classification of those leases. In addition, we elected not to recognize leases with an initial term of 12 months or less on our Consolidated Balance Sheet and to continue our historical treatment of land easements, under permitted elections. This guidance did not have a material impact on retained earnings, our Consolidated Statements of Earnings, or our Consolidated Statement of Cash Flows. As of August 25, 2019, we reported right of use assets net of accumulated amortization in other assets of $409 million, current lease liabilities in other current liabilities of $103 million, and non-current lease liabilities in other liabilities of $318 million on our Consolidated Balance Sheet.

(2)	Restructuring charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended
In Millions	Aug. 25, 2019	Aug. 26, 2018
Restructuring, impairment, and other exit costs (recoveries)	$8.2	$(1.4)
Cost of sales	6.1	0.2
Total restructuring charges (recoveries)	14.3	(1.2)
Project-related costs classified in cost of sales	$-	$1.2

(3)

Unallocated corporate expense totaled $99 million in the first quarter of fiscal 2020 compared to $106 million in the same period in fiscal 2019. During the first quarter of fiscal 2020, we recorded a $15 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories compared to a $31 million net increase in expense in the same period last year. We also recorded $10 million of net gains related to valuation adjustments and the loss on the sale of certain corporate investments in the first quarter of fiscal 2020. In addition, we recorded $6 million of restructuring charges in cost of sales during the first quarter of fiscal 2020. In the first quarter of fiscal 2019, we recorded $1 million of restructuring initiative project-related costs in cost of sales. In addition, we recorded $9 million of integration costs related to the acquisition of Blue Buffalo in the first quarter of fiscal 2019.

(4)  Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 25, 2019	Aug. 26, 2018
Net earnings attributable to General Mills	$520.6	$392.3
Average number of common shares - basic EPS	606.0	598.0
Incremental share effect from: (a)
Stock options	3.1	3.6
Restricted stock, restricted stock units, and other	2.4	1.7
Average number of common shares - diluted EPS	611.5	603.3
Earnings per share - basic	$0.86	$0.66
Earnings per share - diluted	$0.85	$0.65

(a)Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(5)

The effective tax rate for the first quarter of fiscal 2020 was 11.7 percent compared to 22.6 percent for the first quarter of fiscal 2019. The 10.9 percentage point decrease was primarily due to a $53 million net benefit related to a reorganization of certain wholly owned subsidiaries and certain international discrete tax benefits in fiscal 2020. Our adjusted effective tax rate was 20.9 percent in the first quarter of fiscal 2020 compared to 22.7 percent in the first quarter of fiscal 2019. The 1.8 percentage point decrease in the adjusted effective tax rate was primarily due to certain international discrete tax benefits in fiscal 2020.

(6)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2020 outlook for organic net sales growth, adjusted operating profit, and adjusted diluted EPS are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs, and mark-to-market effects. Our fiscal 2020 outlook for organic net sales growth also excludes the effect of a 53rd week, acquisitions, and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing of acquisitions, divestitures and restructuring actions throughout fiscal 2020. The unavailable information could have a significant impact on our fiscal 2020 GAAP financial results.

For fiscal 2020, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions, divestitures, and a 53rd week to increase net sales growth by approximately 1 percentage point; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring charges and project-related costs related to actions previously announced to total approximately $49 million.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended
Per Share Data	Aug. 25, 2019	Aug. 26, 2018	Change
Diluted earnings per share, as reported	$0.85	$0.65	31%
Tax item (a)	(0.09)	-
Mark-to-market effects (b)	0.02	0.04
Acquisition integration costs (b)	-	0.01
Investment activity, net (b)	(0.01)	-
Restructuring charges (c)	0.02	-
CPW restructuring charges (d)	-	0.01
Adjusted diluted earnings per share	$0.79	$0.71	11%
Foreign currency exchange impact			(1) pt
Adjusted diluted earnings per share growth, on a constant-currency basis			13%

Note: Table may not foot due to rounding.

(a)	See Note 5.
(b)	See Note 3.
(c)	See Note 2.
(d)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.

We have included our fiscal 2019 adjusted diluted earnings per share as it serves as the base for our full-year fiscal 2020 adjusted diluted earnings per share comparability targets.

Per Share Data	Fiscal Year 2019
Diluted earnings per share, as reported	$2.90
Net tax benefit	(0.01)
Tax items	(0.12)
Mark-to-market effects	0.05
Investment valuation adjustments	(0.03)
Legal recovery	(0.01)
Divestitures loss	0.03
Acquisition transaction and integration costs	0.03
CPW restructuring charges	0.02
Restructuring charges	0.10
Asset impairments	0.26
Adjusted diluted earnings per share	$3.22

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth is calculated as follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant-Currency Basis
Quarter Ended Aug. 25, 2019	9%	Flat	9%
Note: Table may not foot due to rounding.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Aug. 25, 2019
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	2%	Flat		2%
Europe & Australia	(20)%	(5)	pts	(15)%
Asia & Latin America	(17)%	(6)	pts	(11)%
Note: Table may not foot due to rounding.

Net Sales Growth Rates for Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to the underlying performance for the Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant-Currency Basis
Quarter Ended Aug. 25, 2019	(2)%	(1)	pt	(1)%
Note: Table may not foot due to rounding.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing these measures on a comparable year-to-year basis.

	Quarter Ended
In Millions	Aug. 25, 2019		Aug. 26, 2018
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,389.5	34.7%	$1,342.8	32.8%
Mark-to-market effects (b)	15.0	0.4%	31.1	0.8%
Restructuring charges (c)	6.1	0.2%	0.2	-%
Project-related costs (c)	-	-%	1.2	-%
Adjusted gross margin	$1,410.6	35.2%	$1,375.3	33.6%

Operating profit as reported	$662.4	16.5%	$601.5	14.7%
Mark-to-market effects (b)	15.0	0.4%	31.1	0.8%
Acquisition integration costs (b)	-	-%	8.7	0.2%
Investment activity, net (b)	(9.5)	(0.2)%	-	-%
Restructuring charges (c)	14.3	0.4%	(1.2)	-%
Project-related costs (c)	-	-%	1.2	-%
Adjusted operating profit	$682.1	17.0%	$641.3	15.7%

Net earnings attributable to General Mills as reported	$520.6	13.0%	$392.3	9.6%
Mark-to-market effects, net of tax (b)(f)	11.6	0.3%	23.9	0.6%
Acquisition integration costs, net of tax (b)(f)	-	-%	6.7	0.2%
Investment activity, net of tax (b)(f)	(7.3)	(0.2)%	-	-%
Restructuring charges, net of tax (c)(f)	11.7	0.3%	(0.9)	-%
Project-related costs, net of tax (c)(f)	-	-%	0.9	-%
Tax item (d)	(53.1)	(1.3)%	-	-%
CPW restructuring charges, net of tax (e)	1.0	-%	4.7	-%
Adjusted net earnings attributable to General Mills	$484.4	12.1%	$427.6	10.4%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	See Note 3.
(c)	See Note 2.
(d)	See Note 5.
(e)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(f)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Adjusted Operating Profit Growth on a Constant-currency Basis

We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. Additionally, the measures are evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended
	Aug. 25, 2019	Aug. 26, 2018	Change
Operating profit as reported	$662.4	$601.5	10%
Mark-to-market effects (a)	15.0	31.1
Acquisition integration costs (a)	-	8.7
Investment activity, net (a)	(9.5)	-
Restructuring charges (b)	14.3	(1.2)
Project-related costs (b)	-	1.2
Adjusted operating profit	$682.1	$641.3	6%
Foreign currency exchange impact			Flat
Adjusted operating profit growth, on a constant-currency basis			7%

Note: Table may not foot due to rounding.

(a)	See Note 3.
(b)	See Note 2.

We have included our fiscal 2019 adjusted operating profit as it serves as the base for our target full-year fiscal 2020 adjusted operating profit growth rate.

Fiscal Year
In Millions	2019
Operating profit as reported	$2,515.9
Mark-to-market effects	36.0
Divestitures loss	30.0
Acquisition transaction and integration costs	25.6
Restructuring charges	77.6
Project-related costs	1.3
Asset impairments	207.4
Hyperinflationary accounting	3.2
Investment valuation adjustments	(22.8)
Legal recovery	(16.2)
Adjusted operating profit	$2,858.0

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	Aug. 25, 2019		Aug. 26, 2018
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$573.9	$67.2	$488.9	$110.7
Tax item (a)	-	53.1	-	-
Mark-to-market effects (b)	15.0	3.5	31.1	7.2
Acquisition integration costs (b)	-	-	8.7	2.0
Investment activity, net (b)	(9.5)	(2.2)
Restructuring charges (c)	14.3	2.6	(1.2)	(0.3)
Project-related costs (c)	-	-	1.2	0.3
As adjusted	$593.7	$124.2	$528.7	$119.9
Effective tax rate:
As reported		11.7%		22.6%
As adjusted		20.9%		22.7%
Sum of adjustment to income taxes		$57.0		$9.2
Average number of common shares - diluted EPS		611.5		603.3
Impact of income tax adjustments on adjusted diluted EPS		$0.09		$0.02

Note: Table may not foot due to rounding.

(a)	See Note 5.
(b)	See Note 3.
(c)	See Note 2.

	Fiscal
	Year 2019
In Millions	Pretax Earnings (a)	Income Taxes
As reported	$2,082.0	$367.8
Net tax benefit	-	7.2
Tax items	-	72.9
Mark-to-market effects	36.0	8.3
Investment valuation adjustments	(22.8)	(5.2)
Legal recovery	(16.2)	(5.4)
Hyperinflationary accounting	3.2	-
Restructuring charges	77.6	14.6
Project-related costs	1.3	0.2
Asset impairments	207.4	47.7
Divestitures loss	30.0	13.6
Acquisition transaction and integration costs	25.6	5.9
As adjusted	$2,424.1	$527.6
Effective tax rate:
As reported		17.7%
As adjusted		21.8%

Sum of adjustments to income taxes		$159.8
Average number of common shares - diluted EPS		605.4
Impact of income tax adjustments on adjusted diluted EPS		$(0.26)